                                                                    EXHIBIT 10.1




               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


----------------------------------------x
In Re Commercial Assets, Inc.           )    C.A. No. 17402
Shareholders Litigation                 )
----------------------------------------x


                          MEMORANDUM OF UNDERSTANDING



         WHEREAS, plaintiffs in the above-referenced stockholder class actions (the "Actions") have challenged the proposed merger (the "Merger") of Asset Investors Corporation ("AIC") and Commercial Assets, Inc. ("CAX") pursuant to an Agreement and Plan of Merger, dated as of August 31, 1999 (the "Merger Agreement"); and

         WHEREAS, pursuant to the agreed modifications to the Merger Agreement set forth below, CAX common stockholders will receive the benefit of receiving the option to elect to receive $5.75 in cash for each share, for up to 3,549,868 shares of their CAX common stock.

         IT IS HEREBY AGREED, between and among the parties hereto, that the following sets forth the terms of their agreement to settle this matter:

         1.       The Merger Agreement shall be modified as follows:

                  a. In addition to the vote of CAX stockholders required under Delaware law to approve the Merger Agreement, the Merger Agreement will be amended to require for its approval the affirmative vote of two-thirds of the outstanding shares of CAX common stock.

                  b. The structure of the Merger will be changed to add a cash-election feature in which holders of CAX's outstanding common stock shall be entitled to elect to receive for any or all of their shares of CAX common stock $5.75 per share (the "Cash Amount") in lieu of the basic per share merger consideration of .4075 shares of AIC common stock for each share of CAX common stock (the "Stock Amount"); provided that (i) the cash election shall not be available to (a) AIC or its subsidiaries, or (b) directors or executive officers of AIC or CAX, members of their immediate families (i.e. spouses and children) and any entities controlled by such officers or directors, and (ii) the aggregate number of shares permitted to elect the Cash Amount shall be limited to 3,549,868 shares. In the event that holders of in excess of 3,549,868 shares of CAX common stock elect to receive the Cash Amount, the aggregate cash consideration shall be pro rated to all holders of CAX common stock that elected to receive the Cash Amount (so that an aggregate of 3,549,868 shares receive the Cash Amount), and such holders will receive the Stock Amount with respect to the remainder of their holdings. No stockholder shall be required to elect or accept anything other than AIC common stock, and the cash election will be available to CAX stockholders regardless of how they vote on the merger.

                  c. Notwithstanding the foregoing, in the event that at the effective time of the Merger, the aggregate cash consideration to be paid to CAX common stockholders is greater than 57.5% of the aggregate merger consideration (by value based upon the average of the high and low trading price of AIC's common stock on a day on which the shares trade on the Effective Date and including the value of any cash paid in lieu of fractional shares and legal fees and expenses in the amounts set forth in paragraph 4 hereof), the aggregate amount of cash consideration will be reduced to 57.5% of the aggregate merger consideration, and such amount will be pro rated among CAX common stockholders that elected to receive the Cash Amount, with all shares not receiving cash to receive AIC common stock.

                  d. It is noted that, under Delaware law, no statutory appraisal rights shall exist in connection with the proposed merger.

                  e. Plaintiffs' counsel will review and comment upon the disclosure in the draft proxy statement, including any amendments and supplements thereto.

                  f. As a condition to the consummation of the Merger, the Delaware Court of Chancery shall have approved a full release of all defendants in the Litigation and shall have approved a stipulation of settlement with terms no less favorable to AIC than those contained in this Memorandum of Understanding, and such order shall have become final and nonappealable.

         2. The Proxy Statement on Form 14A relating to the Merger shall be amended to reflect the changes provided in this Agreement after consultation with plaintiffs' counsel.

         3. Plaintiffs may conduct such reasonable additional discovery as the parties agree is appropriate and necessary to confirm the fairness and reasonableness of the terms of this settlement.

         4. Upon final approval of the settlement of the Actions (including any appeals), CAX shall pay plaintiffs' counsel $600,000 in fees, inclusive of expenses, subject to approval of the Court of Chancery.

         5. A Stipulation of Settlement of those Actions (the "Stipulation") will be prepared, executed and submitted to the Court of Chancery for approval at the earliest practicable time. The Stipulation will expressly provide, among other things that: (a) the defendants have denied, and continue to deny, that they have committed any violation of law or engaged in any of the wrongful acts alleged in the complaints; (b) the defendants are entering into the Stipulation solely because the proposed settlement would eliminate the burden and expense of further litigation; and (c) plaintiffs' counsel, having made a thorough investigation of the facts, believe that the proposed settlement is fair, reasonable and adequate and in the best interests of plaintiffs and the proposed class. The Stipulation will further provide for, among other things, (a) appropriate certification of the class described in the complaint; (b) the entry of a judgment in appropriate form, dismissing the actions with prejudice and barring any claims known or unknown that have been, could have been, or in the future can or might be asserted in the complaint, or in any court, tribunal or proceeding, (including but not limited to any claims arising under the federal, state or common law, including federal securities law and any state disclosure law, by or on behalf of any member of the class, whether individual, class, derivative, representative, legal, equitable, or any other type or in any other capacity against defendants or any of their families, parent entities, associates, affiliates or subsidiaries and each and all of their respective past, present or future officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (collectively, the "Released Persons") which have arisen, arise now or hereafter may arise out of or relate in any manner to the allegations, facts or any other matter whatsoever set forth in or otherwise related, directly or indirectly to the complaint or the proposed merger; (c) the delivery of releases in an appropriate form releasing any claims for violation of federal, state or common law.

                  It is the intention of the parties to extinguish all such settled claims and consistent with such settled claims and consistent with such intentions, the releasing parties waive their rights to the extent permitted by law, to any benefits of the provisions of section 1542 of the California Civil Code or any other similar state law, federal law or principle of common law, which may have the effect of limiting the release set forth above.

         6. This Memorandum of Understanding and the proposed settlement described herein shall not be legally binding upon any party unless and until the Stipulation is executed. The settlement described herein shall be subject to the approval of the Court of Chancery. Should a Stipulation not be executed or not be consummated in accordance with the terms described herein, the proposed settlement shall be null and void and of no force and effect, and shall not be deemed to prejudice in any way the position of any party with respect to this litigation except as set forth in paragraph 5 above. In such event, neither the existence of this Memorandum of Understanding nor its contents shall be admissible in evidence or shall be referred to for any purpose in this litigation or in any other litigation or proceeding.

         7.       The Merger is conditioned on consummation of the settlement.

         8. This Memorandum of Understanding may be signed in counterparts.

DATED: March 6, 2000

                                       /s/ ANDREW J. TUREZYN
                                       -----------------------------------------
                                       Edward P. Welch
                                       Andrew J. Turezyn
                                       Julie A. Tostrup
                                       SKADDEN, ARPS, SLATE,
                                        MEAGHER & FLOM LLP
                                       One Rodney Square
                                       P.O. Box 636
                                       Wilmington, Delaware 19899-0636
                                       (302)651-3000
                                       Attorneys for Defendants
                                       Asset Investors Corporation,
                                       Commercial Assets, Inc. and
                                       certain Individual Defendants

                                       /s/ SRINIVAS M. RAJU
                                       -----------------------------------------
                                       Charles F. Richards, Jr., Esquire
                                       Srinivas M. Raju, Esquire
                                       RICHARDS, LAYTON & FINGER
                                       One Rodney Square
                                       P.O. Box 551
                                       Wilmington, Delaware 19899
                                       (302)651-7738
                                       Attorneys for Raymond Baker,
                                       Thomas Fries, Donald Kortz, and
                                       Robert Malone


                                       /s/ NORMAN M. MONHAIT
                                       -----------------------------------------
                                       Norman M. Monhait, Esquire
                                       Rosenthal, Monhait, Gross
                                        & Goddess, P.A.
                                       Mellon Bank Center
                                       Suite 1401
                                       Wilmington, DE 19801
                                       (302) 656-4433
                                       Attorneys for Plaintiffs and the Class